As filed with the Securities and Exchange Commission on August 29, 2000

File No. 333-71343                             Commission file number:   0-20033
----------------------                         ---------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                         AMERIRESOURCE TECHNOLOGIES, INC
                         -------------------------------
             (Exact name of registrant as specified in its charter)



         Delaware                                          87-0550824
         --------                                          ----------
(State or Other Jurisdiction of                 (Employer Identification Number)
Incorporation or Organization)


            4465 South Jones Blvd., Suite 1, Las Vegas, Nevada 89103
            --------------------------------------------------------
                    (Address of Principal Executive Offices)

           2000 Stock Option Plan of AmeriResource Technologies, Inc.
           ----------------------------------------------------------
                            (Full Title of the Plan)

     Delmar Janovec,4465 South Jones Blvd., Suite 1, Las Vegas, Nevada 89103
     -----------------------------------------------------------------------
            (Name, Address, Including Zip Code, of Agent for Service)

    Telephone number, including area code, of agent for service: 702-579-3347

                         CALCULATION OF REGISTRATION FEE

           Title of                    Amount of              Proposed                 Proposed               Amount
       Securities to be              Shares to be             Maximum                  Maximum                  of
          Registered                  Registered              Offering                Aggregate              Registra
                                                             Price Per              Offering Price           tion Fee
                                                              Share(1)

       Common Stock, par                   100,000,000         $0.005                  $575,000              $165.00
         value $0.0001


(1) Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the closing price of the registrant's common stock as of August 16,2000, a date within five business days prior to the date of filing of this registration statement.

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

                                     Total number of pages:                   14
                                                                             ---
                                       Index to Exhibits is located on page:   5
                                                                             ---

     PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Cross-Reference Sheet Pursuant to Rule 404(a) under the Securities Act of 1933

     Cross-reference between items of Part I of Form S-8 and the Section 10(a) Prospectus that will be delivered to each employee, consultant, or director who participates in the Plan.

Registration Statement Item Numbers and Headings        Prospectus Heading

Item 1.  Plan Information                               Section 10(a) Prospectus

Item 2.  Registrant Information and                     Section 10(a) Prospectus
         Employee Plan Annual Information


     PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The  following  documents  filed by  AmeriResource  Technologies,  Inc.,  a
Delaware   corporation  (the  "Company"),   with  the  Securities  and  Exchange
Commission (the "Commission") are hereby incorporated herein by reference:

     1. Our Annual Report on Form 10-QSB for the fiscal year ended December 31, 1999.

     2. All reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 1999.

     3. The description and specimen certificate of our common stock, par value $0.0001 ("Common Stock"), contained in our registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Form S-8 have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

     The Common Stock being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's registration statement under the Exchange Act, and is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

     No expert is named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for the Company who is named in this prospectus as having given an opinion on the validity of the securities being offered hereby was hired on a contingent basis or has or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us.

Item 6. Indemnification of Directors and Officers.

     Our articles of incorporation and bylaws limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by such law. We believe that these provisions are necessary to attract and retain qualified directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or control person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.

     No restricted securities are being re-offered or resold pursuant to this registration statement.

Item 8. Exhibits.

     The exhibits are attached to this Form S-8 are listed in the Exhibit Index, which is found on page 6.

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. in the Registration Statement.

     (2) To treat, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.







                 [THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 23, 2000.

                           AMERIRESOURCE TECHNOLOGIES, INC.


                             By: /s/ Delmar Janovec

                                 Delmar Janovec, President

                                                 POWER OF ATTORNEY

The undersigned directors and officers of AMERIRESOURCE TECHNOLOGIES, INC. hereby constitute and appoint Delmar Janovec, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in- fact, or his substitute, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                                 Date

/s/ Delmar Janovec         Chairman of the Board                 August 23, 2000
------------------         of Directors and Chief
Delmar Janovec             Executive Officer


/s/ Rod Clawson            Director                              August 23, 2000
---------------
Rod Clawson

                                INDEX TO EXHIBITS

  Exhibit           SEC Ref.                  Description of Exhibit
    No.               No.

    A                 4          2000 Stock Option Plan of the Company

    B                5,23        Opinion and Consent of Counsel  with Respect to
                                 the Availability of Form S-8

    C                 23         Consent of Accountant

                           SECTION 10(A) PROSPECTUS OF
                        AMERIRESOURCE TECHNOLOGIES, INC.

         August 23, 2000: This document constitutes part of a prospectus covering securities of AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), that has been registered under the Securities Act of 1933, as amended (the "Securities Act"). This document, a Section 10(a) Prospectus, contains and constitutes four sections. The first section found below includes "General Plan Information." "Registrant Information and Employee Plan Annual Information" is the next portion and is also located in this prospectus. Our latest Form 10-KSB, for the fiscal year ended December 31, 1999, which is incorporated herein by this reference, is the third section with which offerees are being provided. Finally, offerees are being provided with a Stock Option Agreement and a Notice of Exercise, which is to be completed and submitted within the time allowed, with tender of the appropriate consideration for those who wish to exercise options.

Item 1.           General Plan Information

         The Company's board of directors ("Board") has adopted for employees the 2000 Stock Option Plan of AmeriResource Technologies, Inc. ("Plan").
Pursuant to the Plan, the Board can authorize the granting of options to purchase ("Options") up to an aggregate of One Hundred Million (100,000,000) shares ("Option Shares") of our common stock, par value $0.0001 per share ("Common Stock"). Options can be exercised over a one year period, although the Board may shorten this period. The Board may appoint a committee (hereinafter referred to as the "Compensation Committee") to administer the Plan (hereinafter the Board or its duly authorized Compensation Committee shall be referred to as "Plan Administrators"). As no Compensation Committee has been authorized by the Board, the current Board members are the Plan Administrators. This group includes Delmar Janovec and Rod Clawson. The address of the Board is c/o the Company,4465 South Jones Blvd., Suite 1, Las Vegas, Nevada 89103, telephone number 702-579-3347.

         The Board adopted the Plan on August 23, 2000. The Plan is intended to aid the Company in developing and maintaining a quality management team, in attracting qualified employees, consultants, and advisors who can contribute to our future success, and in providing such individuals with an incentive to use their best efforts to promote our growth and profitability.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"). Administration of the Plan is the exclusive province of the Plan Administrators. Board members are elected at each annual meeting of shareholders. The term each Board member serves is therefore one year. If an annual meeting is not held, the member shall serve until the next submission of matters to a vote of Company's shareholders.

         As ultimate administrators of the Plan, the Board should be contacted with requests for additional Plan information. In the event a vacancy in the Board arises, the vote of a majority of remaining directors may select a successor, or, if the vacancy is not filled by the remaining Board, the vote of shareholders may also elect a successor to fill such vacancy. Board members may be removed from office by the vote of shareholders representing not less than a majority of shares entitled to vote on such matters. Plan Administrators who are not Board members can be removed or appointed at any time for any reason by the majority vote of Board members.

         In the event a Compensation Committee is appointed and duly authorized by the Board and a vacancy in the Compensation Committee arises, the vote of a majority of the Board select a successor, or, if the vacancy is not filled by the remaining Board, the vote of shareholders may also elect a successor to fill such vacancy. Compensation Committee members serve for one year or until their successors are appointed by the Board. Plan Administrators can be removed or appointed at any time for any reason by the majority vote of the Board.

         The Plan Administrators shall interpret the Plan (which interpretation is binding on the participants absent demonstrable error), determine which employees or others shall receive Options, decide the number of shares subject to such Options and establish other terms of the Options not already established in the Plan. Information concerning changes in the Plan Administrators will be provided in the future either in the Company's proxy statements, annual or other reports, or in amendments to this document.

Securities to be Offered

         The Plan provides for the issuance of One Hundred Million (100,000,000) shares of Common Stock, subject to the limitations on issuance contained in our then existing Articles of Incorporation, but allows the Board to increase the number of shares subject to the terms of the Plan. The Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934.

Employees Who May Participate in the Plan

         The Plan Administrators shall determine which of the Company's employees are eligible to receive Options under the Plan. The term "Employee" includes any employee, director, officer, or consultant or advisor of the Company or any of its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market in our securities.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

         Options granted under the Plan shall be exercisable for a term of not more than one (1) year from the date of grant. If an Option granted under the Plan should expire or terminate for any reason without having been exercised in full, the shares not purchased subject to that Option will again be available for grant under the Plan.

         The exercise price payable to us for Option Shares, if applicable, shall be determined by the Plan Administrators at the time Options are granted. The exercise of any Option shall be contingent on receipt by us of the exercise price paid in either cash, certified or personal check payable to us.

         The Option Shares and the exercise price of outstanding Options are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of
Common Stock as a result of a stock split, consolidation, or other recapitalization. Options and all other interests under the plan shall be non-transferable, except by means of a will or the laws of descent and distribution.

         The Plan is not subject to ERISA and the securities are being issued by us and not purchased on the open market or otherwise.

Amendments and Termination

         The Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under the Plan. The Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in the Plan or the date on which an Option for the One Hundred Millionth (100,000,000) share is deregistered on a post-effective amendment on Form S-8 filed with the Securities and Exchange Commission ("SEC"). No Options may be granted under the terms of the Plan after it has been terminated. The Plan Administrators may alter or amend the Plan only once during any six-month period, except as to comply with changes to the Code. No termination, suspension, alteration or amendment may adversely affect the rights of a holder of a previously issued Option without the consent of that holder.

Resale of Common Stock

         The Option Shares have been initially registered pursuant to a Form S-8 registration statement filed by us. Subsequent resales of shares obtained pursuant to the Plan may be eligible for immediate resale if a resale exemption from registration is available. We make no statement as to subsequent salability of specific shares obtained pursuant to the Plan and urge any persons seeking to sell shares so obtained to seek independent legal counsel.

         As may be applicable for subsequent resale of shares obtained from the Plan, the Plan Administrators believe that we have filed all reports and other materials required to be filed during the preceding twelve months under the Securities Exchange Act of 1934 as of August 16, 2000.

Tax Effects of Plan Participation & Nonstatutory Options

         The following discussion of the federal income tax consequences of participation in the Plan is only a summary, does not purport to be complete, and does not cover, among other things, state and local tax consequences. Additionally, differences in participants' financial situations may cause federal, state, and local tax consequences of participation in the Plan to vary. Therefore, each participant in the Plan is urged to consult his or her own accountant, legal or other advisor regarding the tax consequences of participation in the Plan. This discussion is based on the provisions of the Code in effect as of August 16, 2000.

         The difference between the fair market value of the Common Stock received by those who exercise Options and the exercise price may be deemed to be ordinary income under the Code. In the event the Plan Administrators decided against assigning an exercise price, $0.00 shall be deemed to be the exercise price. As with other forms of compensation, withholding tax and other trust fund payments may be due with respect to the exercise of the options and is the sole obligation of those exercising Options hereunder.

Item 2.           Registrant Information and Employee Plan Annual Information

         Upon request, we will provide all Plan participants a free copy of our periodic reports filed with the SEC, including our latest annual report on Form 10-KSB and our quarterly reports on Form 10-QSB. Furthermore, we will provide any employee with a copy of the latest available Form 10-KSB (for fiscal year ended December 31, 1999) with this document. We will also provide any employee upon written or oral request a free copy of the documents incorporated by reference in Item 3 of Part II of the Form S-8 registration statement. These documents are also incorporated by reference into the Section10(a) prospectus, of which this document is a part. Requests for such information should be directed to us at 4465 South Jones Blvd., Suite 1, Las Vegas, Nevada 89103.